Exhibit 1.3

Number: BC1166724
BRITISH COLUMBIA

CERTIFICATE
OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that DRONE ACQUISITION CORP. changed its name to DRAGANFLY INC. on August 15, 2019 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On August 15, 2019 CAROL PREST Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE